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                                                                    Exhibit 11.1

                        NEWFIELD EXPLORATION COMPANY
                     COMPUTATION OF EARNINGS PER COMMON SHARE
        (In thousands of dollars, except share and per share amounts)



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
                                                                             YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                         1997          1996           1995
                                                                     -----------    -----------    ----------
Net income for earnings per share . . . . . . . . . . . . . . . .    $    40,603    $    38,494    $   16,264
                                                                     ===========    ===========    ==========
Basic earnings per common share . . . . . . . . . . . . . . . . .    $      1.14    $      1.10    $     0.48
                                                                     ===========    ===========    ==========
Diluted earnings per common share . . . . . . . . . . . . . . . .    $      1.07    $      1.03    $     0.45
                                                                     ===========    ===========    ==========

Calculation of weighted average
   shares outstanding:

   Shares outstanding for basic earnings per share  . . . . . . .     35,612,488     34,872,113    33,935,310
   Dilution effect of stock options outstanding
      at end of period  . . . . . . . . . . . . . . . . . . . . .      2,404,689      2,536,811     2,518,713
                                                                     -----------    -----------    ----------
   Shares outstanding for diluted earnings per share  . . . . . .     38,017,177     37,408,924    36,454,023
                                                                     ===========    ===========    ==========

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